Exhibit 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Reports

Second Quarter Ended June 30, 2012

Financial and Operating Results

FFO Per Share – Diluted, as Adjusted of $1.07 and $2.14 for Three and Six Months Ended 2Q12

EPS – Diluted of $0.29 and $0.58 for Three and Six Months Ended 2Q12

Continued Solid Life Science Space Demand in Key Cluster Submarkets

PASADENA, CA. – July 30, 2012 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the second quarter ended June 30, 2012.

Second Quarter Ended June 30, 2012, Highlights

Results

•                   Funds From Operations (“FFO”) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, as Adjusted, for the Three Months Ended June 30, 2012, was $65.8 Million, or $1.07 Per Share;  FFO Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, as Adjusted, for the Six Months Ended June 30, 2012, was $132.0 Million, or $2.14 Per Share

•                   Adjusted Funds From Operations (“AFFO”) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended June 30, 2012, was $64.0 Million, or $1.04 Per Share;  AFFO Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Six Months Ended June 30, 2012, was $126.4 Million, or $2.05 Per Share

•                   Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended June 30, 2012, was $17.6 Million, or $0.29 Per Share;  Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Six Months Ended June 30, 2012, was $36.0 Million, or $0.58 Per Share

•                   Results for the Three Months Ended June 30, 2012, Included $5.8 Million, or $0.09 Per Diluted Share, Related to a Realized Gain on Equity Investment Primarily Related to One Non-Tenant Life Science Entity and a Loss on Early Extinguishment of Debt of Approximately $1.6 Million, or $0.03 Per Diluted Share, Related to the Write-Off of a Portion of Unamortized Loan Fees in Connection with Refinancing Our $1.5 Billion Unsecured Senior Line of Credit

•                   The Following Table Presents a Reconciliation of FFO Per Share Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted to FFO Per Share Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, as Adjusted, For the Three and Six Months Ended June 30, 2012:

	June 30, 2012
	Three Months Ended	Six Months Ended
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.13	$2.11
Realized gain on equity investment primarily related to one non-tenant life science entity	(0.09)	(0.09)
Subtotal	1.04	2.02
Loss on early extinguishment of debt	0.03	0.03
Preferred stock redemption charge	–	0.10
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$1.07	$2.14

Significant Balance Sheet Management Milestones

•                   In June 2012, Closed a Secured Construction Loan with Aggregate Commitments of $55 Million for a 100% Pre-Leased Development Project in the San Francisco Bay Market

•                   Established an “At The Market” Common Stock Offering Program Under Which We May Sell Up to $250 Million of Our Common Stock; and Raised $39.9 Million in Net Proceeds from Sales Under This Program

•                   In April 2012, Amended Our $1.5 Billion Unsecured Senior Line of Credit to Reduce Its Interest Rate and Extend Its Maturity Date to April 2017, Assuming We Exercise Our Sole Right to Extend the Maturity Date Twice

•                   In April 2012, Redeemed All $129.6 Million of Outstanding 8.375% Series C Preferred Stock

•                   In March 2012, Completed 6.45% Series E Preferred Stock Offering with Net Proceeds of $124.9 Million

•                   In February 2012, Completed Debut 4.60% Unsecured Senior Notes Offering with Net Proceeds of $544.6 Million; Net Proceeds From Offering Were Used to Repay Certain Outstanding Variable Rate Bank Debt

•                   In January and April 2012, Retired All $84.8 Million of Our 3.70% Unsecured Senior Convertible Notes

•                   In February 2012, Repaid All $250 Million of Our 2012 Unsecured Senior Bank Term Loan

•                   In March 2012, Sold an Interest in a Land Parcel to Our Joint Venture Partner for $31.4 Million

•                   Assets Under Contract for Sale and Completed Asset Sales Aggregating Sale Price of $55.4 Million, or 49%, of $112 Million Sales Target for 2012; Additional Assets Under Negotiation for Sale

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

(Unaudited)

Core Operating Metrics

•                   Total Revenues for the Three Months Ended June 30, 2012, were $154.1 Million, Compared to Total Revenues for the Three Months Ended June 30, 2011, of $143.3 Million; Total Revenues for the Six Months Ended June 30, 2012, were $298.8 Million, Compared to Total Revenues for the Six Months Ended June 30, 2011, of $283.0 Million

•                   Net Operating Income (“NOI”) for the Three Months Ended June 30, 2012, was $109.6 Million, Compared to NOI for the Three Months Ended June 30, 2011, of $102.7 Million; NOI for the Six Months Ended June 30, 2012, was $211.0 Million, Compared to NOI for the Six Months Ended June 30, 2011, of $201.4 Million

•                   Operating Margins at 71% for the Three Months Ended June 30, 2012

•                   Cash and GAAP Same Property Revenues Less Operating Expenses Increase of 1.6% and Decrease of 0.2%, Respectively, for the Three Months Ended June 30, 2012

•                   Cash and GAAP Same Property Revenues Less Operating Expenses Increase of 1.9% and Decrease of 0.1%, Respectively, for the Six Months Ended June 30, 2012

•                   48% of Annualized Base Rent From Investment-Grade Tenants

•                   Continued Solid Life Science Space Demand in Key Cluster Submarkets

•                   During the Three Months Ended June 30, 2012, Executed 44 Leases for 959,000 Rentable Square Feet, Including 169,000 Rentable Square Feet of Development and Redevelopment Space;  Rental Rate Decrease of 0.8% and Increase of 5.8% on a Cash and GAAP Basis, Respectively, on Renewed/Re-leased Space; Excluding One Lease for 71,000 Rentable Square Feet Related to One Tenant in the Gaithersburg Submarket in Suburban Washington, D.C., Rental Rates for Renewed/Re-Leased Space were, on Average 1.1% and 6.7% Higher than Rental Rates for Expiring Leases on a Cash and GAAP Basis, Respectively

•                   Fourth Highest Quarter of Leasing Activity in Company History; Continuing Solid Life Science Demand in Alexandria’s Key Cluster Submarkets

•                   Key Life Science Space Leasing

•                   Massachusetts Institute of Technology Renewed 87,000 Rentable Square Feet in the Greater Boston Market

•                   United States Government National Institutes of Health Leased 75,000 Rentable Square Feet of Redevelopment Space in the Suburban Washington, D.C. Market

•                   Three Tenants Leased 75,000 Rentable Square Feet, Including One Renewal for 24,000 Rentable Square Feet, at 400/450 East Jamie Court in the San Francisco Bay Market; Property 78% Leased

•                   Infectious Disease Research Institute Leased 55,000 Rentable Square Feet in the Seattle Market

•                   United States Government Department of Veterans Affairs Leased 51,000 Rentable Square Feet in the San Francisco Bay Market

•                   1366 Technologies, Inc. Leased 41,000 Rentable Square Feet in the Greater Boston Market

•                   Epizyme, Inc. Leased 32,000 Rentable Square Feet of Redevelopment Space in the Greater Boston Market

•                   Life Technologies Corporation Renewed 29,000 Rentable Square Feet in the Greater Boston Market

•                   During the Six Months Ended June 30, 2012, Executed 105 Leases for 1,871,000 Rentable Square Feet, Including 563,000 Rentable Square Feet of Development and Redevelopment Space; Rental Rate Decrease of 1.4% and Increase of 5.2% on a Cash and GAAP Basis, Respectively, on Renewed/Re-Leased Space; Excluding One Lease for 71,000 Rentable Square Feet Related to One Tenant in the Gaithersburg Submarket in Suburban Washington, D.C., Rental Rates for Renewed/Re-Leased Space were Flat for Expiring Leases on a Cash Basis and on Average 5.7% Higher than Rental Rates on a GAAP Basis

•                   Occupancy Percentage for North America Operating Properties of 93.9% and Occupancy Percentage for North America Operating and Redevelopment Properties of 88.4%; Occupancy Percentage for Operating Properties of 92.9%, Including Asia Properties and Occupancy Percentage for Operating and Redevelopment Properties of 86.9%, Including Asia Properties

Value-Added Opportunities and External Growth

•                   In June 2012, Completed Redevelopment of 100% Leased, 98,320 Rentable Square Feet Project Located in the San Diego Market

•                   In April 2012, Completed Development of 100% Leased, 26,426 Rentable Square Feet Project Located in the Canada Market

•                   In April 2012, Commenced Development of 37% Pre-Leased, 414,000 Rentable Square Feet Unconsolidated Joint Venture Project Located in the Greater Boston Market

•                   In January 2012, Commenced Development of 100% Pre-Leased, 170,618 Rentable Square Feet Project Located in the San Francisco Bay Market

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

(Tabular dollar amounts in thousands)

(Unaudited)

Total revenues, net operating income, and operating margins

Total revenues for the three months ended June 30, 2012, were $154.1 million, compared to total revenues for the three months ended June 30, 2011, of $143.3 million.  Total revenues for the six months ended June 30, 2012, were $298.8 million, compared to total revenues for the six months ended June 30, 2011, of $283.0 million.  Other income for the three months ended June 30, 2012, included a realized gain of approximately $5.8 million on an equity investment primarily related to one non-tenant life science entity.  NOI for the three months ended June 30, 2012, was $109.6 million, compared to NOI for the three months ended June 30, 2011, of $102.7 million.  NOI for the six months ended June 30, 2012, was $211.0 million, compared to NOI for the six months ended June 30, 2011, of $201.4 million.  NOI before the realized gain of approximately $5.8 million for the three and six months ended June 30, 2012, was $103.8 million and $205.2 million, respectively.  Operating margins for the three months ended June 30, 2012, were 71%, compared to operating margins for the three months ended June 30, 2011, of 72%.  Operating margins for the six months ended June 30, 2012 and 2011 were 71%.

	Three Months Ended		Six Months Ended
Total Revenues, NOI, and Operating Margins	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Rental revenues	$110,683	$109,248	$218,267	$215,300
Tenant recoveries	34,041	33,147	68,563	66,008
Other income	9,381	926	12,010	1,703
Total revenues	154,105	143,321	298,840	283,011

Rental operating expenses	44,506	40,595	87,888	81,630
Net operating income	$109,599	$102,726	$210,952	$201,381
Operating margins	71%	72%	71%	71%

General and administrative	$12,324	$10,764	$22,685	$20,258
Interest	17,922	16,567	34,149	34,377
Depreciation and amortization	52,316	40,173	95,682	76,716
Loss on early extinguishment of debt	1,602	1,248	2,225	3,743
	84,164	68,752	154,741	135,094
Income from continuing operations	$25,435	$33,974	$56,211	$66,287

SIGNIFICANT BALANCE SHEET MILESTONES

Closed secured construction loan for development project in San Francisco Bay market

In June 2012, we closed a secured construction loan with aggregate commitments of $55 million.  The construction loan matures in June 2017, assuming we exercise our sole option to extend the stated maturity date of June 2015 by one year, twice.  The construction loan will be used to fund the majority of the cost to complete the development of a 100% pre-leased 170,618 rentable square feet life science laboratory building at 259 East Grand Avenue in the San Francisco Bay market.  The construction loan will bear interest at the London Interbank Offered Rate (“LIBOR”) or the base rate specified in the construction loan agreement, defined as the higher of either the prime rate being offered by our lender or the federal funds rate in effect on the day of borrowing (“Base Rate”), plus in either case a specified margin of 1.50% for LIBOR borrowings or 0.25% for Base Rate borrowings.  As of June 30, 2012, $55 million of commitments were available.

Debut 4.60% unsecured senior notes payable offering

In February 2012, we completed the issuance of our 4.60% unsecured senior notes payable due in February 2022.  Net proceeds of approximately $544.6 million were used to repay certain outstanding variable rate bank debt, including the entire $250 million of our 2012 unsecured senior bank term loan (“2012 Unsecured Senior Bank Term Loan”), and approximately $294.6 million of outstanding borrowings under our unsecured senior line of credit.  In connection with the retirement of our 2012 Unsecured Senior Bank Term Loan, we recognized a loss on early extinguishment of debt of approximately $0.6 million related to the write-off of unamortized loan fees.

Amendment of $1.5 billion unsecured senior line of credit

In April 2012, we amended our $1.5 billion unsecured senior line of credit with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Citigroup Global Markets Inc. as joint lead arrangers, and certain lenders, to extend the maturity date of our unsecured senior line of credit, provide an accordion option for up to an additional $500 million, and reduce the interest rate for outstanding borrowings.  The maturity date of the unsecured senior line of credit was extended to April 2017, assuming we exercise our sole right to extend the stated maturity date twice by an additional six months after each exercise.  Borrowings under the unsecured senior line of credit will bear interest at LIBOR or the base rate specified in the amended unsecured senior line of credit agreement, plus in either case a specified margin (the “Applicable Margin”).  The Applicable Margin for LIBOR borrowings under the unsecured senior line of credit was set at 1.20%, down from 2.40% in effect immediately prior to the modification.  In addition to the Applicable Margin, our unsecured senior line of credit is subject to an annual facility fee of 0.25%.  In connection with the modification of our unsecured senior line of credit in April 2012, we recognized a loss on early extinguishment of debt of approximately $1.6 million related to the write-off of a portion of unamortized loan fees.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

(Tabular dollar amounts in thousands)

(Unaudited)

6.45% series E preferred stock offering

In March 2012, we completed a public offering of 5,200,000 shares of our 6.45% series E cumulative redeemable preferred stock (“Series E Preferred Stock”).  The shares were issued at a price of $25.00 per share, resulting in net proceeds of approximately $124.9 million (after deducting underwriters’ discounts and other offering costs).  The proceeds were initially used to reduce the outstanding borrowings under our unsecured senior line of credit.  We then borrowed funds under our unsecured senior line of credit to redeem our 8.375% series C cumulative redeemable preferred stock (“Series C Preferred Stock”) in April 2012.  The dividends on our Series E Preferred Stock are cumulative and accrue from the date of original issuance.  We pay dividends quarterly in arrears at an annual rate of 6.45%, or $1.6125 per share.  Our Series E Preferred Stock has no stated maturity date, is not subject to any sinking fund or mandatory redemption provisions, and is not redeemable before March 15, 2017, except to preserve our status as a real estate investment trust (“REIT”).  On and after March 15, 2017, we may, at our option, redeem the Series E Preferred Stock, in whole or in part, at any time for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series E Preferred Stock up to, but excluding, the redemption date.  In addition, upon the occurrence of a change of control, we may, at our option, redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption.  Investors in our Series E Preferred Stock generally have no voting rights.

8.375% series C preferred stock redemption

In April 2012, we redeemed all 5,185,500 outstanding shares of our Series C Preferred Stock at a price equal to $25.00 per share, and paid $0.5234375 per share, representing accumulated and unpaid dividends to the redemption date on such shares.  We recognized a charge of approximately $6.0 million to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders during the six months ended June 30, 2012, related to the write-off of original issuance costs of the Series C Preferred Stock.

Establishment of “at the market” common stock offering program

In June 2012, we established an “at the market” common stock offering program under which we may sell, from time to time, up to an aggregate of $250 million of our common stock through our sales agents, BNY Mellon Capital Markets, LLC and Credit Suisse Securities (USA) LLC, during a three-year period.  In June 2012, we sold an aggregate of 573,686 shares of common stock for gross proceeds of approximately $40.5 million at an average stock price of $70.64 and net proceeds of approximately $39.9 million.  As of June 30, 2012, approximately $209.5 million of our common stock remained available for issuance under the “at the market” common stock offering program.

Real estate asset sales

	Date		Rentable	Gain	Disposition
Real Estate Asset Sales	of Sale	Location	Square Feet	on Sale	Amount
5110 Campus Drive	May 2012	Pennsylvania	21,000	$2	$1,800	(1)
Land parcel	March 2012	Greater Boston	(2)	1,864	31,360
Assets held for sale at contract price					22,200	(3)
Projected additional dispositions					56,640	(4)
Total projected 2012 dispositions					$112,000

(1)        Represents a sale in May 2012 to a tenant that occupied 28% of the property on the date of sale.

(2)        In March 2012, we sold one-half of our 55% interest in a land parcel supporting a 414,000 rentable square feet project for approximately $31 million (including closing costs), or approximately $275 per rentable square foot. See discussion below.

(3)        Amount represents aggregate contract sales prices for three assets held for sale. Includes one property sold in July 2012 to a tenant occupying 100% of the property, at a price of approximately $8.0 million, or approximately $222 per square foot, resulting in a gain of approximately $1.4 million. The remaining two properties aggregating 196,029 future developable square feet are targeted for sale at an aggregate price of approximately $14.2 million, or approximately $72 per developable square foot.  Net book values of the three properties totaled approximately $19.4 million as of June 30, 2012.

(4)        Represents estimate of proceeds from future dispositions that have not met the criteria for classification as discontinued operations.

Sale of land parcel

In March 2012, we contributed our 55% ownership interest in a land parcel supporting a future 414,000 rentable square feet building in the Longwood Medical Area of the Greater Boston market to a newly formed joint venture (the “Restated JV”) with National Development and Charles River Realty Investors, and admitted as a 50% member, Clarion Partners, LLC, resulting in a reduction of our ownership interest from 55% to 27.5%.  The transfer of one-half of our 55% ownership interest in this real estate venture to Clarion Partners, LLC, was accounted for as an in-substance partial sale of an interest in the underlying real estate.  In connection with the sale of one-half of our 55% ownership interest in the land parcel, we received a special distribution of approximately $22.3 million, which included the recognition of a $1.9 million gain on sale of land and approximately $5.4 million from our share of loan refinancing proceeds.  The land parcel we sold in March 2012 did not meet the criteria for discontinued operations since the parcel did not have any significant operations prior to disposition. Pursuant to the presentation and disclosure literature on gains/losses on sales or disposals by REITs required by the Securities and Exchange Commission (“SEC”), gains or losses on sales or disposals by a REIT that do not qualify as discontinued operations are classified below income from discontinued operations in the income statement.  Accordingly, we classified the $1.9 million gain on sale of land below income from discontinued operations, net, in the condensed consolidated statements of income.  Our 27.5% share of the land was sold at approximately $31 million (including closing costs), or approximately $275 per rentable square foot.  Upon formation of the Restated JV, the existing $38.4 million secured loan was refinanced with a seven-year (including two one-year extension options) non-recourse $213 million secured construction loan with initial loan proceeds of $50 million.  As of June 30, 2012, the outstanding balance on the construction loan was $51.1 million.  We do not expect our share of capital contributions through the completion of the project to exceed the approximate $22.3 million in net proceeds received in this transaction.  Construction of this $350 million project commenced in April 2012, with an initial occupancy date in the fourth quarter of 2014, and the project is 37% pre-leased to Dana-Farber Cancer Institute, Inc.  In addition, Dana-Farber Cancer Institute, Inc. has an option to an additional two floors approximating 99,000 rentable square feet, or 24% of the total rentable square feet of the project.  We expect to earn development and other fees of approximately $3.5 million through 2015, and recurring annual property management fees thereafter.  For the three and six months ended June 30, 2012, we recognized approximately $0.2 million of development fees.  These fees are classified in other income in the condensed consolidated statements of income.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

(Unaudited)

VALUE-ADDED OPPORTUNITIES AND EXTERNAL GROWTH

Development and redevelopment

During the three and six months ended June 30, 2012, we executed leases aggregating 169,000 and 563,000 rentable square feet, respectively, related to our development and redevelopment projects.

In June 2012, we completed the redevelopment of 3530/3550 John Hopkins Court, a combined 98,320 rentable square feet multi-tenant campus located in the San Diego market, which is 100% leased to (1) Genomics Institute of the Novartis Research Foundation, a non-profit research institute, and (2) a leading industrial biotechnology company.  The stabilized yield on cost on a cash and GAAP basis for this project was approximately 8.9% and 9.1%, respectively.  Stabilized yield on cost is calculated as the quotient of net operating income and our investment in the property at stabilization (“Stabilized Yield”).

In April 2012, we completed the development of a 26,426 rentable square feet building located in the Canada market, which is 100% leased to GlaxoSmithKline plc.  The Stabilized Yield on a cash and GAAP basis for this project was approximately 7.7% and 8.3%, respectively.

In April 2012, we commenced ground-up development of 360 Longwood Avenue, our 414,000 rentable square feet unconsolidated joint venture development project located in the Longwood Medical Area of the Greater Boston Market, which is 37% pre-leased to the Dana-Farber Cancer Institute, Inc.  We expect to achieve an unlevered Stabilized Yield on a cash and GAAP basis in a range from 8.1% to 8.5% and 8.7% to 9.1%, respectively.  Funding for this project is primarily provided by capital from our joint venture partner and a $213.2 million non-recourse secured construction loan.  Additionally, our share of the future funding is expected to be less than the $22.3 million distribution we received in March 2012, upon admittance of the new partner and refinancing of the project.

In January 2012, we commenced a ground-up development of a 170,618 rentable square feet single tenant building at 259 East Grand Avenue in the San Francisco Bay market which is 100% pre-leased to Onyx Pharmaceuticals Inc.  We expect to achieve a Stabilized Yield on both a cash and GAAP basis for this property in a range from 7.8% to 8.2%.  Funding for this project will be primarily provided by the $55 million secured construction loan we closed in June 2012.

Acquisitions

In April 2012, we acquired 3013/3033 Science Park Road, which consists of two life science laboratory buildings aggregating 176,500 rentable square feet, for approximately $13.7 million.  The property was 100% leased on a short-term basis through July 2012, and thereafter, we expect to redevelop approximately 105,000 rentable square feet.  The remaining square footage will be classified as future developable square feet.  We expect to provide an estimate of our Stabilized Yields in the future upon commencement of development/redevelopment activity.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

(Unaudited)

GUIDANCE

Earnings outlook

Based on our current view of existing market conditions and certain current assumptions, we expect our earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted and FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted for the year ended December 31, 2012, will be as set forth in the table below.  All projected FFO measures set forth below are non-GAAP measures.  The table below provides a reconciliation of such FFO measures to earnings per share, the most directly comparable GAAP measure.

Guidance for the Year Ended December 31, 2012	Reported on July 30, 2012	Reported on May 1, 2012
Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.36 - $1.46	$1.36 - $1.46
Depreciation and amortization	$2.93 - $2.99	$2.84 - $2.90
Gain on sales of property	$(0.03)	$(0.03)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$4.32 - $4.36	$4.23 - $4.27
Write-off of unamortized loan fees upon early retirement of the 2012 Unsecured Senior Bank Term Loan	$0.01	$0.01
Write-off of unamortized loan fees upon modification of unsecured senior line of credit	$0.03	$0.03
Preferred stock redemption charge	$0.10	$0.10
Realized gain on equity investment primarily related to one non-tenant life science entity	$(0.09)	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$4.37 - $4.41	$4.37 - $4.41

Key net operating income projection assumptions
Same property net operating income growth – cash basis	3% to 5%	3% to 5%
Same property net operating income growth – GAAP basis	0% to 2%	0% to 2%
Rental rate steps on lease renewals and re-leasing of space – cash basis	Slightly negative/positive	Slightly negative/positive
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	Up to 5%	Up to 5%
Straight-line rents	$6.5 million/qtr	$6.5 million/qtr
Amortization of above and below market leases	$0.8 million/qtr	$0.8 million/qtr
Realized gain on equity investment primarily related to one non-tenant life science entity	$5.8 million	–

Key expense and other projection assumptions
General and administrative expenses in comparison to prior year	Up 12% to 14%	Up 12% to 14%
Capitalization of interest	$56 to $62 million	$55.5 to $61.5 million
Interest expense, net	$72 to $78 million	$73 to $79 million

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

(Unaudited)

Net operating income, net income, and FFO for the three months ended December 31, 2012

As of June 30, 2012, we had approximately $290.3 million and $275.1 million of construction in progress related to our six North American development and 10 North American redevelopment projects, respectively. The completion of these projects, along with recently delivered projects, certain future projects, and contributions from same properties, are expected to contribute significant increases in rental income, net operating income, and cash flows.  Net operating income is projected to increase quarter to quarter, from $103.8 million for the three months ended June 30, 2012 (before the realized gain of $5.8 million on an equity investment primarily related to one non-tenant life science entity) to a range from $110.5 million to $112.5 million for the three months ended December 31, 2012.  Operating performance assumptions related to the completion of our North America development and redevelopment projects, including the timing of initial occupancy, stabilization dates, and stabilization yields, are included on page 8.  Certain key assumptions regarding our projections, including the impact of various development and redevelopment projects, are included in the tables on the preceding page and below.

The completion of our development and redevelopment projects will result in increased interest expense and other direct project costs, because these project costs will no longer qualify for capitalization and these costs will be expensed as incurred.  Our projections for general and administrative expenses, capitalization of interest, and interest expense, net, are included in the table on the preceding page and below.  Our projections of net operating income are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking Statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2011.  To the extent our full year earnings guidance is updated during the year, we will provide additional disclosure supporting reasons for any significant changes to such guidance.  Further, we believe net operating income is a key performance indicator and is useful to investors as a performance measure because, when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.

Three Months Ended December 31, 2012 (in millions, except per share amounts)	Reported on July 30, 2012	Reported on May 1, 2012
Net operating income	$110.5 – $112.5	$111.0 – $113.0
General and administrative	$11.0 – $12.0	$11.0 – $12.0
Interest	$19.5 – $22.5	$20.0 – $23.0
Depreciation and amortization	$42.6 – $47.7	$42.6 – $47.7
Preferred stock dividends	$6.5	$6.5
Other	$1.0 – $1.4	$1.0 – $1.4
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$26.9 – $30.9	$26.9 – $30.9
FFO	$71.1 – $73.0	$71.1 – $73.0
FFO per share – diluted	$1.15 – $1.17	$1.15 – $1.17

Sources and uses of capital

We expect that our principal liquidity needs for the year ended December 31, 2012, will be satisfied by the following multiple sources of capital as shown in the table below.  There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.  Our liquidity available under our unsecured senior line of credit and from cash equivalents was approximately $1.2 billion as of June 30, 2012.

	Reported on July 30, 2012						Reported on May 1, 2012
Sources and Uses of Capital for the Year Ended December 31, 2012 (in millions)	Completed		Projected		Total		Total
Sources of capital
Net cash provided by operating activities less dividends	$41		$40		$81	(1)	$76
Asset and land sales	41		71	(2)	112		112
Unsecured senior notes payable	550		–		550		550
Borrowings on secured construction financing	–		24		24		24
Series E Preferred Stock issuance	125		–		125		125
Issuances under “at the market” common stock offering program	40		–	(3)	40		–
Debt, equity, and joint venture capital	(12	) (4)	248	(5)	236		247
Total sources of capital	$785		$383		$1,168		$1,134

Uses of capital
Development, redevelopment, and construction	$269		$377		$646	(6)	$612
Acquisitions	46		–		46		46
Secured debt repayments	5		6		11	(7)	11
2012 Unsecured Senior Bank Term Loan repayment	250		–		250		250
3.70% Unsecured Senior Convertible Notes repurchase	85		–		85		85
Series C Preferred Stock redemption	130		–		130		130
Total uses of capital	$785		$383		$1,168		$1,134

(1)	See tables of “Key net operating income projection assumptions” and “Key expense and other projection assumptions” on the preceding page.
(2)	Represents an estimate of sources of capital from asset and land sales, including assets “held for sale” at contract price of $22 million as of June 30, 2012.
(3)	See “Debt, equity, and joint venture capital.”
(4)	Represents additional amounts used to pay down outstanding borrowings on our unsecured line of credit.
(5)	Represents an estimate of sources of capital primarily consisting of borrowings under our unsecured senior line of credit and proceeds from our “at the market” common stock offering program.
(6)	See “Investment to Complete” columns in the tables related to construction in progress (page 8) for additional details underlying this estimate.
(7)	Based upon contractually scheduled payments or maturity dates.

The key assumptions behind the sources and uses of capital in the table above are a favorable capital market environment and performance of our core operations in areas such as delivery of current and future development and redevelopment projects, leasing activity, and renewals.  Our expected sources and uses of capital are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2011.  We expect to update our forecast of sources and uses of capital on a quarterly basis.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	7

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Development and Redevelopment Projects in North America
June 30, 2012

(Tabular dollar amounts in thousands)

(Unaudited)

	Project RSF			Leased Status RSF					Investment							Stabilized Yield
									June 30, 2012		To Complete
								Leased/										Project
Market – Submarket/	In							Negotiating							Total at			Start	Occupancy	Stabilization
Property	Service	CIP	Total	Leased	Negotiating	Marketing	Total	%	In Service	CIP	2012		Thereafter		Completion	Cash	GAAP	Date	Date	Date
Greater Boston – Cambridge
225 Binney Street	–	303,143	303,143	303,143	–	–	303,143	100%	$–	$67,125	$34,043		$79,105		$180,273	7.5%	8.1%	4Q11	4Q13	4Q13

San Francisco Bay – Mission Bay
499 Illinois Street	–	222,780	222,780	–	–	222,780	222,780	–	$–	$109,309	$8,544		$30,247		$148,100	6.7%	7.4%	2Q11	2Q13	2Q14

San Francisco Bay – South SF
259 East Grand Avenue	–	170,618	170,618	170,618	–	–	170,618	100%	$–	$28,599	$25,371	(1)	$26,891	(1)	$80,861	7.8-8.2%	7.8-8.2%	1Q12	1Q13	1Q13
400/450 East Jamie Court	77,503	85,533	163,036	127,732	–	35,304	163,036	78%	$48,303	$48,537	$10,047		$1,603		$108,490	4.2%	4.3%	4Q06	3Q11	2Q13
Other - 400/450 East Jamie Court (2)									$15,380	$(15,380)

San Diego – University Town Center
4755 Nexus Center Drive	–	45,255	45,255	45,255	–	–	45,255	100%	$–	$13,812	$6,916		$1,613		$22,341	7.0%	7.7%	1Q11	3Q12	3Q12
5200 Illumina Way	–	127,373	127,373	127,373	–	–	127,373	100%	$–	$38,287	$9,866		$1,147		$49,300	7.0%	10.8%	4Q10	4Q12	4Q12
Development projects in North America	77,503	954,702	1,032,205	774,121	–	258,084	1,032,205	75%	$63,683	$290,289	$94,787		$140,606		$589,365

Greater Boston – Cambridge
400 Technology Square	–	212,123	212,123	108,129	50,242	53,752	212,123	75%	$–	$92,962	$28,432		$18,156		$139,550	8.1%	9.1%	4Q11	4Q12	4Q13

San Diego – University Town Center
10300 Campus Point Drive	89,576	189,562	279,138	261,412	–	17,726	279,138	94%	$39,208	$29,492	$52,625		$10,275		$131,600	7.6%	7.7%	4Q10	4Q11	3Q12

Seattle – Lake Union
1551 Eastlake Avenue	65,342	52,141	117,483	65,342	8,000	44,141	117,483	62%	$34,776	$20,400	$8,806		$28		$64,010	6.7%	6.7%	4Q11	4Q11	4Q13

Suburban and other redevelopment projects	31,624	358,679	390,303	146,956	120,827	122,520	390,303	69%	$18,316	$155,639	$41,044		$23,091		$238,090
Other – suburban and other redevelopment projects (2)									$23,407	$(23,407)
Redevelopment projects in North America	186,542	812,505	999,047	581,839	179,069	238,139	999,047	76%	$115,707	$275,086	$130,907		$51,550		$573,250

Total development and redevelopment projects in North America	264,045	1,767,207	2,031,252	1,355,960	179,069	496,223	2,031,252	76%	$179,390	$565,375	$225,694		$192,156		$1,162,615

(1)      Funding for this project will be primarily provided by the $55 million secured construction loan we closed in June 2012.

(2)      As of the period end, some portion of the real estate basis associated with the rentable square feet under redevelopment or development was classified as in service because activities necessary to prepare the asset for its intended use were no longer in progress.  In the near future, we anticipate recommencing activities necessary to prepare the asset for its intended use upon execution of leasing and final decisions related to design of each space.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	8

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Second Quarter Ended June 30, 2012, Financial and Operating Results

EARNINGS CALL INFORMATION

We will host a conference call on Tuesday, July 31, 2012, at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the three months and six months ended June 30, 2012.  To participate in this conference call, dial (800) 299-7635 or (617) 786-2901 and confirmation code 39831544, shortly before 3:00 p.m. ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.are.com, in the For Investors section.  A replay of the call will be available for a limited time from 5:00 p.m. ET/2:00 p.m. PT on Tuesday, July 31, 2012.  The replay number is (888) 286-8010 or (617) 801-6888 and the confirmation code is 54524950.

Additionally, a copy of this Earnings Press Release and Supplemental Information for second quarter ended June 30, 2012, are available in the For Investors section of our website at www.are.com.

About the Company

Alexandria Real Estate Equities, Inc. (NYSE: ARE), a self-administered and self-managed REIT, is the largest and leading investment-grade REIT focused principally on owning, operating, redeveloping, developing and acquiring high-quality, sustainable real estate for the broad and diverse life science industry.  Founded in 1994, Alexandria was the first REIT to identify and pursue the laboratory niche and has since had the first-mover advantage in every core life science cluster location including Greater Boston, San Francisco Bay, San Diego, New York City, Seattle, Suburban Washington, D.C., and Research Triangle Park. Alexandria’s high-credit client tenants span the life science industry, including renowned academic and medical institutions, multinational pharmaceutical companies, public and private biotechnology entities, United States government research agencies, medical device companies, clean technology companies, venture capital firms, and life science product and service companies. As the recognized real estate partner of the life science industry, Alexandria has a superior track record in driving client tenant productivity and innovation through its best-in-class laboratory and office space, collaborative locations adjacent to leading academic and medical institutions, unparalleled life science real estate expertise and services, and longstanding and expansive network in the life science community, which we believe result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For additional information on Alexandria Real Estate Equities, Inc., please visit www.are.com.

***********

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2012 earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders - diluted, 2012 FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders - diluted, net operating income, and net income, for the year ended December 31, 2012, and our projected sources and uses of capital in 2012.  Our actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the SEC.  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	9

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended					Six Months Ended
	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11	6/30/12	6/30/11
Revenues
Rental	$110,683	$107,584	$108,840	$106,414	$109,248	$218,267	$215,300
Tenant recoveries	34,041	34,522	35,124	35,076	33,147	68,563	66,008
Other income	9,381	2,629	1,584	2,475	926	12,010	1,703
Total revenues	154,105	144,735	145,548	143,965	143,321	298,840	283,011

Expenses
Rental operations	44,506	43,382	43,932	42,959	40,595	87,888	81,630
General and administrative	12,324	10,361	10,603	10,296	10,764	22,685	20,258
Interest	17,922	16,227	14,757	14,273	16,567	34,149	34,377
Depreciation and amortization	52,316	43,366	40,846	39,809	40,173	95,682	76,716
Total expenses	127,068	113,336	110,138	107,337	108,099	240,404	212,981
Income from continuing operations before loss on early extinguishment of debt	27,037	31,399	35,410	36,628	35,222	58,436	70,030

Loss on early extinguishment of debt	(1,602)	(623)	–	(2,742)	(1,248)	(2,225)	(3,743)
Income from continuing operations	25,435	30,776	35,410	33,886	33,974	56,211	66,287

Income (loss) from discontinued operations, net	206	135	52	(937)	337	341	649

Gain on sale of land parcel	–	1,864	–	46	–	1,864	–
Net income	25,641	32,775	35,462	32,995	34,311	58,416	66,936

Net income attributable to noncontrolling interests	851	711	1,142	966	938	1,562	1,867
Dividends on preferred stock	6,903	7,483	7,090	7,089	7,089	14,386	14,178
Preferred stock redemption charge	–	5,978	–	–	–	5,978	–
Net income attributable to unvested restricted stock awards	271	235	270	278	298	506	540
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$17,616	$18,368	$26,960	$24,662	$25,986	$35,984	$50,351

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic and diluted
Continuing operations	$0.29	$0.30	$0.44	$0.42	$0.43	$0.57	$0.88
Discontinued operations, net	–	–	–	(0.02)	0.01	0.01	0.01
Earnings per share – basic and diluted	$0.29	$0.30	$0.44	$0.40	$0.44	$0.58	$0.89

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	61,663,367	61,507,807	61,427,495	61,295,659	58,500,055	61,585,587	56,734,012
Dilutive effect of stock options	173	1,160	3,939	8,310	13,067	667	16,261
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	61,663,540	61,508,967	61,431,434	61,303,969	58,513,122	61,586,254	56,750,273

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	10

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
Assets
Investments in real estate, net	$6,208,354	$6,113,252	$6,008,440	$5,925,292	$5,855,352
Cash and cash equivalents	80,937	77,361	78,539	73,056	60,925
Restricted cash	41,897	39,803	23,332	27,929	23,432
Tenant receivables	6,143	8,836	7,480	6,599	4,487
Deferred rent	155,295	150,515	142,097	132,954	125,867
Deferred leasing and financing costs, net	151,355	143,754	135,550	134,366	130,147
Investments	104,454	98,152	95,777	88,777	88,862
Other assets	93,304	86,418	82,914	66,583	54,212
Total assets	$6,841,739	$6,718,091	$6,574,129	$6,455,556	$6,343,284

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$719,977	$721,715	$724,305	$760,882	$774,691
Unsecured senior notes payable	549,783	550,772	84,959	84,484	203,638
Unsecured senior line of credit	379,000	167,000	370,000	814,000	575,000
Unsecured senior bank term loans	1,350,000	1,350,000	1,600,000	1,000,000	1,000,000
Accounts payable, accrued expenses, and tenant security deposits	348,037	323,002	325,393	330,044	300,030
Dividends payable	38,357	36,962	36,579	35,287	34,068
Preferred stock redemption liability	–	129,638	–	–	–
Total liabilities	3,385,154	3,279,089	3,141,236	3,024,697	2,887,427

Commitments and contingencies

Redeemable noncontrolling interests	15,817	15,819	16,034	15,931	15,899

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
Series C Preferred Stock	–	–	129,638	129,638	129,638
Series D Convertible Preferred Stock	250,000	250,000	250,000	250,000	250,000
Series E Preferred Stock	130,000	130,000	–	–	–
Common stock	622	616	616	614	614
Additional paid-in capital	3,053,269	3,022,242	3,028,558	3,025,444	3,024,603
Accumulated other comprehensive loss	(37,370)	(23,088)	(34,511)	(32,202)	(6,272)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	3,396,521	3,379,770	3,374,301	3,373,494	3,398,583
Noncontrolling interests	44,247	43,413	42,558	41,434	41,375
Total equity	3,440,768	3,423,183	3,416,859	3,414,928	3,439,958
Total liabilities, noncontrolling interests, and equity	$6,841,739	$6,718,091	$6,574,129	$6,455,556	$6,343,284

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	11

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds From Operations and Adjusted Funds From Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, the most directly comparable financial measure presented in accordance with GAAP, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the periods below:

	Three Months Ended					Six Months Ended
	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11	6/30/12	6/30/11
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$17,616	$18,368	$26,960	$24,662	$25,986	$35,984	$50,351
Depreciation and amortization	52,355	43,405	40,966	39,990	40,363	95,760	77,070
Gain on sale of land parcel	–	(1,864)	–	(46)	–	(1,864)	–
Gain on sale of real estate	(2)	–	–	–	–	(2)	–
Impairment of real estate	–	–	–	994	–	–	–
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	1,122	946	1,412	1,244	1,236	2,068	2,407
FFO	(1,133)	(1,156)	(1,539)	(1,580)	(1,671)	(2,305)	(3,283)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	69,958	59,699	67,799	65,264	65,914	129,641	126,545
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	6	5	5	4	7	11	12
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	69,964	59,704	67,804	65,268	65,921	129,652	126,557
Realized gain on equity investment primarily related to one non-tenant life science entity	(5,811)	–	–	–	–	(5,811)	–
Subtotal	64,153	59,704	67,804	65,268	65,921	123,841	126,557
Loss on early extinguishment of debt	1,602	623	–	2,742	1,248	2,225	3,743
Preferred stock redemption charge	–	5,978	–	–	–	5,978	–
Allocation to unvested restricted stock awards	35	(53)	–	(38)	(12)	(20)	(32)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$65,790	$66,252	$67,804	$67,972	$67,157	$132,024	$130,268

Non-incremental revenue-enhancing capital expenditures:
Building improvements	(594)	(210)	(675)	(550)	(698)	(804)	(1,306)
Tenant improvements and leasing commissions	(2,148)	(2,019)	(6,083)	(2,119)	(1,595)	(4,167)	(2,398)
Straight-line rent	(5,195)	(8,796)	(9,558)	(7,647)	(2,885)	(13,991)	(9,592)
Straight-line rent on ground leases	1,207	1,406	1,221	1,143	1,099	2,613	2,340
Capitalized income from development projects	72	478	537	930	1,078	550	2,506
Amortization of acquired above and below market leases	(778)	(800)	(812)	(940)	(2,726)	(1,578)	(7,580)
Amortization of loan fees	2,214	2,643	2,551	2,144	2,327	4,857	4,605
Amortization of debt premiums/discounts	110	179	565	750	1,169	289	2,504
Stock compensation	3,274	3,293	3,306	3,344	2,749	6,567	5,105
Allocation to unvested restricted stock awards	15	31	80	31	(4)	48	33
AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$63,967	$62,457	$58,936	$65,058	$67,671	$126,408	$126,485

The following table presents a reconciliation of net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, to FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted for the periods below.  For the computation of the weighted average shares used to compute the per share information, refer to the “Definitions and Other Information” section in our supplemental information:

	Three Months Ended					Six Months Ended
	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11	6/30/12	6/30/11
Net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$0.29	$0.30	$0.44	$0.40	$0.44	$0.58	$0.89
Depreciation and amortization	0.84	0.70	0.67	0.65	0.70	1.56	1.36
Gain on sale of land parcel	–	(0.03)	–	–	–	(0.03)	–
Gain on sale of real estate	–	–	–	–	–	–	–
Impairment of real estate	–	–	–	0.02	–	–	–
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	0.02	0.02	0.02	0.02	0.02	0.03	0.04
FFO	(0.02)	(0.02)	(0.03)	(0.03)	(0.03)	(0.04)	(0.06)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	1.13	0.97	1.10	1.06	1.13	2.11	2.23
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	–	–	–	–	–	–	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	1.13	0.97	1.10	1.06	1.13	2.11	2.23
Realized gain on equity investment primarily related to one non-tenant life science entity	(0.09)	–	–	–	–	(0.09)	–
Subtotal	1.04	0.97	1.10	1.06	1.13	2.02	2.23
Loss on early extinguishment of debt	0.03	0.01	–	0.05	0.02	0.03	0.07
Preferred stock redemption charge	–	0.10	–	–	–	0.10	–
Allocation to unvested restricted stock awards	–	–	–	–	–	–	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$1.07	$1.08	$1.10	$1.11	$1.15	$2.14	$2.30

Non-incremental revenue-enhancing capital expenditures:
Building improvements	(0.01)	–	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)
Tenant improvements and leasing commissions	(0.03)	(0.03)	(0.10)	(0.03)	(0.03)	(0.07)	(0.04)
Straight-line rent	(0.08)	(0.14)	(0.16)	(0.12)	(0.05)	(0.23)	(0.17)
Straight-line rent on ground leases	0.02	0.02	0.02	0.02	0.02	0.04	0.04
Capitalized income from development projects	–	0.01	0.01	0.02	0.02	0.01	0.04
Amortization of acquired above and below market leases	(0.01)	(0.01)	(0.01)	(0.02)	(0.05)	(0.03)	(0.13)
Amortization of loan fees	0.03	0.04	0.05	0.03	0.04	0.09	0.08
Amortization of debt premiums/discounts	–	–	0.01	0.01	0.02	–	0.04
Stock compensation	0.05	0.05	0.05	0.05	0.05	0.11	0.09
Allocation to unvested restricted stock awards	–	–	–	–	–	–	–
AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.04	$1.02	$0.96	$1.06	$1.16	$2.05	$2.23

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	12

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Non-GAAP Measures

(Unaudited)

Funds from operations and funds from operations, as adjusted

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of FFO.  Since its introduction, FFO has become a widely used non-GAAP financial measure among equity REITs.  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  Moreover, we believe that FFO, as adjusted is also helpful because it allows investors to compare our performance to the performance of other real estate companies between periods, and on a consistent basis, without having to account for differences caused by investment decisions, financing decisions, terms of securities, capital structures, and capital market transactions. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper and related implementation guidance (“NAREIT White Paper”). The NAREIT White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains from sales and real estate impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  We compute FFO, as adjusted as FFO calculated in accordance with the NAREIT White Paper, plus losses from early extinguishment of debt and preferred stock redemption charges, less realized gain on equity investment primarily related to one non-tenant life science entity, and the amount of such items which are allocable to our unvested restricted stock awards. Our calculations of both FFO and FFO, as adjusted, may differ from those methodologies utilized by other equity REITs for similar performance measurements, and, accordingly, may not be comparable to other equity REITs.  Neither FFO nor FFO, as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor are they indicative of the availability of funds for our cash needs, including funds available to make distributions.

Adjusted funds from operations

AFFO is a non-GAAP financial measure that we use as a supplemental measure of our performance.  We compute AFFO by adding to or deducting from FFO, as adjusted: (1) non-incremental revenue-enhancing capital expenditures, tenant improvements, and leasing commissions (excludes redevelopment expenditures); (2) effects of straight-line rent and straight-line rent on ground leases; (3) capitalized income from development projects; (4) amortization of acquired above and below market leases, loan fees, and debt premiums/discounts; (5) non-cash compensation expense; and (6) allocation of AFFO attributable to unvested restricted stock awards.

We believe that AFFO is a useful supplemental performance measure because it further adjusts to: (1) deduct certain expenditures which, although capitalized and included in depreciation expense, do not enhance the revenue or cash flows of our properties; (2) eliminate the effect of straight-lining our rental income and capitalizing income from development projects in order to reflect the actual amount of contractual rents due in the period presented; and (3) eliminate the effect of non-cash items that are not indicative of our core operations and do not actually reduce the amount of cash generated by our operations.  We believe that eliminating the effect of non-cash charges related to stock-based compensation facilitates a comparison of our operations across periods and among other equity REITs without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside of our control), and the assumptions and the variety of award types that a company can use.  We believe that AFFO provides useful information by excluding certain items that are not representative of our core operating results because such items are dependent upon historical costs or subject to judgmental valuation inputs and the timing of our decisions.

AFFO is not intended to represent cash flow for the period, and is only intended to provide an additional measure of performance.  We believe that net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is the most directly comparable GAAP financial measure to AFFO.  We believe that AFFO is a widely recognized measure of the operations of equity REITs, and presenting AFFO will enable investors to assess our performance in comparison to other equity REITs.  However, other equity REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to AFFO calculated by other equity REITs.  AFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Net operating income

Net operating income is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus loss on early extinguishment of debt, depreciation and amortization, interest expense, and general and administrative expense.  We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it reflects primarily those income and expense items that are incurred at the property level.  Therefore, we believe net operating income is a useful measure for evaluating the operating performance of our real estate assets.  Net operating income on a cash basis is net operating income on a GAAP basis, adjusted to exclude the effect of straight-line rent adjustments required by GAAP.  We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

Further, we believe net operating income is useful to investors as a performance measure because, when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.  Net operating income excludes certain components from income from continuing operations in order to provide results that are more closely related to the results of operations of our properties.  For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level.  In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level.  Net operating income presented by us may not be comparable to net operating income reported by other equity REITs that define net operating income differently.  We believe that in order to facilitate a clear understanding of our operating results, net operating income should be examined in conjunction with income from continuing operations as presented in our condensed consolidated statements of income.  Net operating income should not be considered as an alternative to income from continuing operations as an indication of our performance or as an alternative to cash flows as a measure of liquidity or our ability to make distributions.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	13